Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 4, 2018 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2018.

Net sales for the first quarter of 2018 were $69.5 million, up 1% compared to first quarter 2017 net sales of $69.1 million. Earnings from operations were $3.6 million in the first quarter of 2018, an increase of 3% compared to $3.5 million in the first quarter of 2017. Net earnings attributable to the Company rose 35% to $3.0 million in the first quarter of 2018, from $2.2 million in last year's first quarter. This increase was primarily due to the lower U.S. federal tax rate of 21% effective January 1, 2018, compared to 35% in 2017, which resulted from the passing of the Tax Cuts and Jobs Act. Diluted earnings per share were $0.29 per share in the first quarter of 2018, compared to $0.21 per share in the first quarter of 2017.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $53.8 million in the first quarter of 2018, up 2% compared to $52.9 million in the first quarter of 2017. Within the wholesale segment, net sales of the Florsheim brand were up 21% for the quarter, primarily due to higher sales to department stores. This increase was partially offset by lower sales of the Nunn Bush brand. Nunn Bush sales were down 10% for the quarter, mainly due to lower sales to department stores and national shoe chains. BOGS sales were down 2% and Stacy Adams sales were up 1% for the first quarter. Licensing revenues were $793,000 in the first quarter of 2018, and $701,000 in last year's first quarter.

Gross earnings for the North American wholesale segment were 33.1% of net sales in the first quarter of 2018, compared to 30.8% of net sales in last year's first quarter. Earnings from operations for the wholesale segment increased 7% to $3.4 million in the first quarter of 2018, from $3.2 million in the first quarter of 2017, mainly due to higher gross margins.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were flat at $4.9 million in both the first quarters of 2018 and 2017. Same stores sales (which include U.S. internet sales) were up 6% for the quarter, primarily due to higher sales from the Company's websites. Retail earnings from operations increased to $206,000 this quarter, from $43,000 in last year's first quarter, due mainly to higher operating earnings from the Company's websites.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $10.8 million in the first quarter of 2018, down 5% compared to $11.3 million in the first quarter of 2017. This decrease was primarily due to lower net sales at Florsheim Australia. Florsheim Australia's net sales were down 6% for the quarter, with lower sales in both its retail and wholesale businesses. Collectively, Florsheim Australia and Florsheim Europe had operating losses of $29,000 in the first quarter of 2018, compared to operating earnings of $250,000 in the first quarter of 2017. The decline between years was mainly due to lower sales at Florsheim Australia.

"Given the tough retail environment, we had a good first quarter," stated Thomas Florsheim, Jr., the Company's Chairman and CEO. "Our earnings increase reflects, in part, the strong performance of our Florsheim brand and improved gross margins in our North American wholesale business; we also benefited from the tax rate cut that went into effect this year."

On May 3, 2018, the Company's Board of Directors declared a cash dividend of $0.23 per share to all shareholders of record on May 28, 2018, payable June 29, 2018. This represents an increase of 5% above the previous quarterly dividend rate of $0.22.

Conference Call Details:

Weyco Group will host a conference call on May 7, 2018, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UNgPvTryVsLlSI. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/m6/p/khmdx24s. A recording of the conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per share amounts)

Net sales	$ 69,526	$ 69,120
Cost of sales	42,901	43,892
Gross earnings	26,625	25,228

Selling and administrative expenses	23,058	21,769
Earnings from operations	3,567	3,459

Interest income	233	179
Interest expense	-	(7)
Other expense, net	(43)	(135)

Earnings before provision for income taxes	3,757	3,496

Provision for income taxes	941	1,381

Net earnings	2,816	2,115

Net loss attributable to noncontrolling interest	(171)	(102)

Net earnings attributable to Weyco Group, Inc.	$ 2,987	$ 2,217

Weighted average shares outstanding
Basic	10,173	10,435
Diluted	10,361	10,498

Earnings per share
Basic	$ 0.29	$ 0.21
Diluted	$ 0.29	$ 0.21

Cash dividends declared (per share)	$ 0.22	$ 0.21

Comprehensive income	$ 2,815	$ 2,875
Comprehensive (loss) income attributable to noncontrolling interest	(205)	166
Comprehensive income attributable to Weyco Group, Inc.	$ 3,020	$ 2,709

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2018	2017
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 30,082	$ 23,453
Marketable securities, at amortized cost	5,326	5,970
Accounts receivable, net	50,771	49,451
Income tax receivable	176	669
Inventories	51,087	60,270
Prepaid expenses and other current assets	3,237	5,770
Total current assets	140,679	145,583

Marketable securities, at amortized cost	18,186	17,669
Deferred income tax benefits	741	750
Property, plant and equipment, net	30,758	31,643
Goodwill	11,112	11,112
Trademarks	32,978	32,978
Other assets	23,096	23,097
Total assets	$ 257,550	$ 262,832

LIABILITIES AND EQUITY:
Accounts payable	$ 5,263	$ 8,905
Dividend payable	-	2,228
Accrued liabilities	11,027	14,031
Total current liabilities	16,290	25,164

Deferred income tax liabilities	2,237	2,069
Long-term pension liability	27,643	27,766
Other long-term liabilities	2,016	2,174
Total liabilities	48,186	57,173

Common stock	10,268	10,162
Capital in excess of par value	59,013	55,884
Reinvested earnings	151,080	150,350
Accumulated other comprehensive loss	(17,826)	(17,859)
Total Weyco Group, Inc. equity	202,535	198,537
Noncontrolling interest	6,829	7,122
Total equity	209,364	205,659
Total liabilities and equity	$ 257,550	$ 262,832

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2018	2017
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 2,816	$ 2,115
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	962	1,001
Amortization	92	97
Bad debt expense	105	133
Deferred income taxes	135	10
Net foreign currency transaction (gains) losses	(14)	1
Stock-based compensation	351	369
Pension expense	213	266
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	(1,415)	2,823
Inventories	9,165	14,765
Prepaid expenses and other assets	2,590	3,210
Accounts payable	(3,586)	(7,096)
Accrued liabilities and other	(3,402)	(1,276)
Accrued income taxes	490	981
Net cash provided by operating activities	8,367	17,264

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(1,241)	(250)
Proceeds from maturities of marketable securities	1,350	1,850
Purchases of property, plant and equipment	(125)	(416)
Net cash (used for) provided by investing activities	(16)	1,184

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,471)	(4,378)
Cash dividends paid to noncontrolling interest of subsidiary	(88)	(204)
Shares purchased and retired	-	(2,393)
Proceeds from stock options exercised	2,884	356
Proceeds from bank borrowings	-	6,816
Repayments of bank borrowings	-	(11,084)
Net cash used for financing activities	(1,675)	(10,887)

Effect of exchange rate changes on cash and cash equivalents	(47)	202

Net increase in cash and cash equivalents	$ 6,629	$ 7,763

CASH AND CASH EQUIVALENTS at beginning of period	23,453	13,710

CASH AND CASH EQUIVALENTS at end of period	$ 30,082	$ 21,473

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 146	$ 308
Interest paid	$ -	$ 7

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880